EXHIBIT 99.1

Voyager Oil & Gas Approved for NYSE Amex Listing

Shares to Begin Trading on NYSE Amex under Symbol VOG on March

BILLINGS, MONTANA, February 28, 2011 — Voyager Oil & Gas, Inc. (OTCBB: VYOG) (“Voyager”) announced today that its shares of common stock have been approved for listing on the NYSE Amex stock exchange (NYSE Amex) under the symbol “VOG.” Voyager’s common stock was previously traded on the OTCBB.

“This is an important milestone for Voyager.  We believe that trading on the NYSE Amex will provide more liquidity for our current stockholders and increase visibility to the investment community,” stated J.R. Reger, CEO of Voyager.  “We are very pleased with the listing of our shares on the NYSE Amex and look forward to working further with the NYSE Amex staff.”

“We welcome Voyager Oil & Gas, Inc. to the NYSE Amex family of listed companies,” said Scott Cutler, EVP and Co-Head of U.S. Listings and Cash Execution, NYSE Amex.  Voyager Oil & Gas and its shareholders will benefit from the superior market quality, services and technology provided by NYSE Amex.  We look forward to a strong, lasting partnership.”

Voyager Oil’s shares are expected to begin trading on NYSE Amex Tuesday, March 1.

Make sure you are first to receive timely information on Voyager Oil & Gas when it hits the newswire. Sign up for Voyager’s email news alert system today at: http://www.VYOG-IR.com

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States. Voyager currently controls approximately 138,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  14,200 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  800 net acres targeting a specific Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information on Voyager Oil & Gas visit the Company’s new website at: http://www.voyageroil.com/

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results. All statements other than statements of historical facts included in this report, such as statements regarding the closing of the private placement and the Voyager’s expectations regarding the use of proceeds from the private placement are forward-looking statements. Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including those described in our public filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Voyager undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Voyager’s expectations.

CONTACT: The WSR Group

Investor Relations Contact:

Gerald Kieft

772-219-7525

http://www.wallstreetresources.net/voyager.asp

Source: Voyager Oil & Gas, Inc.